Exhibit 99.1

Tucows Reports Continuing Strong Financial Results
for Second Quarter of 2016

– EPS Increases 86% Year-Over-Year to $0.39 –

TORONTO, August 8, 2016 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the second quarter ended June 30, 2016. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended June 30			6 Months Ended June 30
	2016 (Unaudited)	2015 (Unaudited)	% Change	2016 (Unaudited)	2015 (Unaudited)	% Change
Net revenue	47,466	42,889	11%	93,077	83,357	12%
Net income	4,071	2,285	78%	8,509	5,119	66%
Net earnings per common share	0.39	0.21	86%	0.80	0.46	74%
Adjusted EBITDA[1]	7,112	4,349	64%	13,925	9,641	44%
Net cash provided by operating activities	2,173	2,236	-3%	7,727	5,173	49%

1.

This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table. Tucows has revised its definition of Adjusted EBITDA as detailed in the description below and the table reconciling Adjusted EBITDA to GAAP net income.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended June 30		3 Months ended June 30
	2016 (Unaudited)	2015 (Unaudited)	2016 (Unaudited)	2015 (Unaudited)
Network Access Services:
Mobile Services	18,026	14,352	8,646	6,356
Other Services	972	1,066	443	564
Total Network Access Services	18,999	15,418	9,089	6,919

Domain Services:
Wholesale
Domain Services	21,699	21,287	4,053	3,542
Value Added Services	2,310	2,356	1,858	1,854
Total Wholesale	24,008	23,643	5,911	5,396

Retail	3,556	3,009	1,916	1,687
Portfolio	903	819	700	636
Total Domain Services	28,468	27,471	8,528	7,719

Network Expenses:
Network, other costs	─	─	(1,405)	(1,495)
Network, depreciation and amortization costs	─	─	(362)	(291)
Total Network expenses	─	─	(1,767)	(1,786)

Total revenue/gross margin	47,466	42,889	15,850	12,852

“Tucows delivered another solid quarter of financial performance, driven by growth in both Network Access and Domain Services as we continue to benefit from the significant operating leverage in our business,” said Elliot Noss, President and Chief Executive Officer.  “Overall revenue grew 11% year-over-year, while net income was 78% higher at $4.1 million, or $0.39 per share and adjusted EBITDA1 was up 64% to $7.1 million.”

“Ting Mobile powered another great financial quarter and the acquisition and successful integration of Melbourne IT’s international wholesale domain reseller channel punctuated another quarter of steady contribution from our Domain Services business. While these core services continue to drive earnings, in our Ting Internet service we are steadily gaining experience, serviceable addresses, brand awareness and glowing reviews in Charlottesville, Virginia and Westminster, Maryland and we are getting ready to begin construction in Holly Springs, North Carolina.”

“All in, it was a good quarter for both the present and the future.”

Net revenue for the second quarter of 2016 increased 11% to $47.5 million from $42.9 million for the second quarter of 2015.

Net income for the second quarter of 2016 increased to $4.1 million, or $0.39 per share, compared with $2.3 million, or $0.21 per share, for the second quarter of 2015. Adjusted EBITDA1 for the second quarter of 2016 increased to $7.1 million from $4.3 million for the second quarter of 2015.

Cash and cash equivalents at the end of the second quarter of 2016 was $5.9 million compared with $10.0 million at the end of the first quarter of 2016 and $15.3 million at the end of the second quarter of 2015. The decrease relative to the first quarter of 2016 was primarily the result of the purchase of 209,698 shares of common stock for $5.0 million under the Company’s open market share buyback program, further investment of $1.0 million in property and equipment, primarily for the continued build out of the Ting Internet footprint, and repayment of $0.2 million of its bank loan. These decreases were offset by cash provided by operating activities of $2.2 million.

NOTES:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically disclose and discuss a non-GAAP financial measure, adjusted EBITDA, on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s current adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The Company’s current adjusted EBITDA definition is the result of two revisions:

●

In response to the clarification guidance provided by the SEC Compliance & Disclosure Interpretations regarding Non-GAAP Measures, updated on May 17, 2016, the Company revised its definition of adjusted EBITDA to eliminate the adjustment for the effect of net deferred revenue. Prior to this quarter of 2016, the Company’s adjusted EBITDA definition included an adjustment which removed the effect of net deferred revenue, which comprised the change in deferred revenue, net of prepaid domain name registry and other Internet services fees.

●

As previously disclosed, in April 2016, as part of the Company’s assessment of its compensation program for 2016, the Company revised the definition of adjusted EBITDA to eliminate the adjustment for the effect of realized gains/losses from all foreign currency contracts, both hedged and unhedged as the Company believes it is able to manage realized gains/losses from all foreign currency contracts with proper planning and budgeting. The Company used this version of adjusted EBITDA definition in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

The current adjusted EBITDA definition will be used to assess Company performance for 2016 and future periods.

In accordance with the clarification guidance provided by the SEC Compliance & Disclosure Interpretations, Non-GAAP Measures updated on May 17, 2016, prior period Adjusted EBITDA amounts presented herein have been recast to reflect the above described revisions.

Conference Call

Tucows management will host a conference call today, Monday, August 8, 2016 at 8:00 a.m. (ET) to discuss the Company’s second quarter 2016 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 50279294 followed by the pound key. The telephone replay will be available until Monday, August 15, 2016 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) manages nearly 15 million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to manage realized gains/losses from foreign currency contracts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS® is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

NATIONAL Equicom

(416) 848-1457

lchamberlain@national.ca